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                                                                  EXHIBIT 10.29




UNITED STATES OF AMERICA SALES, DISTRIBUTION, AND DEVELOPMENT AGREEMENT


This Sales, Distribution, and Development Agreement (the "Agreement") is made as of April 4, 2000 (the "Effective Date") by and between AVI BioPharma, Inc., ("AVI"), an Oregon corporation with its principal offices One SW Columbia, Suite 1105 Portland, Oregon 97258, and SuperGen Inc., a Delaware corporation ("SuperGen"), with its principal offices at Two Annabel Lane, Suite 220, San Ramon, California 94583.


RECITALS:

WHEREAS, AVI is developing a pharmaceutical compound known as Avicine (as defined below) for the treatment of colorectal cancer and other indications;

WHEREAS, AVI desires to collaborate with SuperGen with respect to the clinical development, obtaining of regulatory approvals, distribution and marketing of Avicine product(s) in the United States;

WHEREAS, SuperGen desires to collaborate with AVI with respect to such product(s); and

WHEREAS, SuperGen and AVI shall enter into that other certain agreement in support of their collaboration, a Common Stock Purchase Agreement, pursuant to which SuperGen will acquire an interest in AVI's common stock (the "Common Stock and Warrant Purchase Agreement", which, along with this Agreement, are collectively referred to as the "AVI-SuperGen Agreements");

NOW, THEREFORE, in consideration of the foregoing and the mutual covenant undertakings contained herein, the parties hereto hereby agree as follows:


ARTICLE I: DEFINITIONS

In addition to the other terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement (and any term defined in the singular shall have the same meaning when used in the plural, and vice versa, unless stated otherwise):

1.1 "SuperGen Net Sales" means the total gross sales of the Product (as set forth on the invoice for such Product) by SuperGen and permitted Sublicensees (as defined in Article 2.5(a) below), Third Parties in the given calendar quarter or year, plus, if applicable, the fair market value of all properties and services received in consideration of a sale of Product by SuperGen and permitted Sublicensees to Third Parties during such calendar quarter or year, less the following deductions directly paid or incurred by SuperGen or its permitted Sublicensees with respect to the sale of the Product in such calendar quarter or year:

       (i) with respect to the U.S. Territory, standard, percentage-based discounts, credits, rebates, including SuperGen's standard cash terms and returned goods, as well as rejections, recalls, bad debt write-offs, returns and retroactive price reductions in lieu of returns, and other discounts, credits, rebates (including but not limited to Medicare/



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       Medicaid Rebates), adjustments, allowances and management fees to group purchasing organizations and wholesaler fees; and

       (ii) (A) chargebacks granted to drug wholesalers and (B) to the extent imposed by government authorities, retroactive rebates or other rebates.

1.2 "Affiliate" means any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a Party. A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns, or directly or indirectly controls, in excess of fifty percent (50%) of the voting stock of the other corporation, or (a) in the absence of the ownership of in excess of fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.3 "Competing Product" means any pharmaceutical product which is based on a vaccine technology targeting human chorionic gonadotropin (hCG) or its peptides used in oncology.

1.4 "Compound" means Avicine, known as a vaccine consisting of the c-terminal peptide of hCG conjugated to diptheria toxoid and formulated with nor muralyl dipeptide in a squalene emulsion Reg. No. BB IND 5907.

1.5    "Current Good Clinical Practice" means clinical practice as set out in:
       (i) current Guidelines for Good Clinical Practice for Trials on Medicinal Products in the European Union; (ii) US Code of Federal Regulations Title 21, Chapter 50 (Protection of Human Subjects), Chapter 56 (Institutional Review Boards), and relevant final FDA Guidance and Points to Consider for drugs and/or biotechnology-derived products, as may be amended from time to time; or (iii) the equivalent current law or regulation in any market.

1.6 "Current Good Laboratory Practice" means laboratory practice as set out in: (i) Rules Governing Medicinal Products in the European Union Vol. III, ISBN 92.825 9619-2 (ex. OECD principles of GLP), as may be amended from time to time; (ii) US Code of Federal Regulations, Title 21, Chapter 58 (Good Laboratory Practice for Nonclinical Laboratory Studies), and relevant final FDA Guidance and Points to Consider for drugs and/or biotechnology-derived products, as may be amended from time to time; or
       (iii) the equivalent current law or regulation in any market.

1.7 "Current Good Manufacturing Practice" means manufacture in accordance with: (i) EC Directive 91/456/EEC, as may be amended from time to time;
       (ii)the current principles and guidelines of Good Manufacturing Practice for medicinal products for human use as required by, but not limited to, the applicable sections of the US Federal Food, Drug and Cosmetic Act, the US Public Health Service Act, the US Code of Federal Regulations, Title 21, Parts 210 (CURRENT GOOD MANUFACTURING PRACTICE IN



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       MANUFACTURING, PROCESSING, PACKING, OR HOLDING OF DRUGS; GENERAL) and 211
       (CURRENT GOOD MANUFACTURING PRACTICES FOR FINISHED PHARMACEUTICALS), and relevant final FDA Guidance and Points to Consider for drugs and/or biotechnology-derived products, as amended from time to time; or (iii) the equivalent current law or regulation in any market.

1.8 "Detail" means a face-to-face sales presentation by a Sales Representative during which the Product is marketed and promoted to an appropriate health care professional. This shall include, but not be limited to, discussions with health care professionals, meetings with or presentations to managed care entities, purchasing decision-makers or formulary committees of health care providers, and participation in conventions and continuing education programs.

1.9 "Detailing" means the act of marketing and promoting the Product through Details.

1.10 "FDA" means the U.S. Food and Drug Administration or any successor entity thereto.

1.11 "Finished Product" means the Product packaged and labeled for sale in accordance with applicable laws and regulations in the United States.

1.12 "Know-How" means any proprietary technology (other than the Licensed Patents) owned by or licensed (with a right of sublicense) to AVI during the term of this Agreement relating to the Compound or the Product; including but not limited to, all pharmacological and toxicological data, including animal test results and human clinical data and evaluation reports, and all performance specifications.

1.13 "Launch" means the date upon which the first commercial sale of a Product by SuperGen or its Affiliates to Third Parties (as evidenced by the invoice date for such sale) occurs in the United States.

1.14   "Licensed Patents" means all patents and patent applications set forth in
       Exhibit 1 throughout the United States, including without limitation substitutions, extensions, additions, reissues, reexaminations, renewals, divisions, continuations, continuations-in-part or supplementary patent certificates thereof or therefor, owned by or licensed (with the right to sublicense) to AVI during the term of this Agreement relating to the Compound and/ or the Product.

1.15 "Losses" means any liabilities, costs, damages, judgments, settlements and other reasonable out-of-pocket expenses (including legal and other professional fees and expenses).

1.16 "Marketing Studies" means those clinical trials and studies (including, for the purposes of this Agreement, physician-held IND studies) which are performed essentially for marketing purposes and expressly excludes all clinical studies and trials which are required to pursue, obtain, and maintain Regulatory Approval in the U.S. Territory.



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1.17   "NDA" means, with respect to each commercially launched Product, an approvable New Drug Application filed by the Parties with the FDA for the U.S. Territory, and all subsequent submissions to that NDA.

1.18 "Net Units of Product Sold" means the total number of units of Product which are sold by SuperGen or its Affiliates to Third Parties during the given calendar quarter or year less any returned, recalled, damaged or any other such units of Product for which the customer has been credited the original sales price. For any given period, the Net Units of Product Sold shall equal that number of units of Product included in the calculation of SuperGen Net Sales for the same period.

1.19   "Party" means SuperGen or AVI, and "Parties" means SuperGen and AVI.

1.20 "Patent Protected" means, with respect to the Product in a specific country, that the manufacture, use or sale of such Product in such country infringes a Valid Claim in such country.

1.21 "Person" means a natural person, a corporation, a partnership, a trust venture, any governmental authority, and any other entity or organization.

1.22 "Product" means any pharmaceutical product containing the Compound or a derivative thereof as an active ingredient.

1.23   "Product Sales" means the total gross sales of the Product.

1.24 "Promote" or "Promotion" means the act of Detailing or otherwise advertising, marketing and promoting sales of the Product and conducting as necessary Marketing Studies.

1.25 "Regulatory Approval" means with respect to the U.S. Territory, approval from the FDA to market a Product in the United States.

1.26   "Sales Representative" means, with respect to SuperGen, an individual:

       (i) who is regularly employed by such Party on a full-time or part-time basis as a member of one of its sales forces or as a field-based medical liaison representative or, with the written consent of the other Party, is retained on a contractual basis to act as a part of its sales force; and

       (ii) who is appropriately qualified and experienced in pharmaceutical product promotion to make effective sales presentations for the Product.

1.27 "Sales Year" means, for the first Sales Year, a twelve (12) month period commencing on the date of SuperGen's Launch of the Product in the U.S. Territory, or any succeeding twelve (12) month period.

1.28 "Specifications" means written manufacturing release specifications, which shall be agreed between the Parties for, respectively, the Compound, the Product and the Finished Product.

1.29   "AVI Technology" means the Licensed Patents and the Know-How.

1.30 "AVI Third Party Royalties" means the royalty payments made, for a given period during the term of this Agreement, by AVI to Ohio State University.



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1.31   "AVI Trademark" means the trademark to be selected by AVI.

1.32   "Territory or Territories" means the United States of America.

1.33 "Third Party" means any Person that is not a Party or an Affiliate of a Party.

1.34 "U.S. Promotional Materials" means all electronic and computer managed information (including the Internet), all written, printed or graphic materials, brochures, sales aids and other promotional items relating to a Product approved by the U.S. Marketing Board for use in the U.S. Territory, including but not limited to advertising, Continuing Medical Education programs, audio programs, seminar presentations, symposia and speaker programs.

1.35 "U.S. Territory" means the continental United States of America, Hawaii and Alaska.

1.36 "U.S. Transfer Price" means the price for the sale of the Product by AVI to SuperGen in the U.S. Territory. The per unit U.S. Transfer Price will be equal to fifty percent (50%) of the SuperGen Net Sales divided by the Net Units of Product Sold in the most recent quarter.

1.37 "Valid Claim" means (a) an issued claim of any unexpired patent included among the Licensed Patents, or (b) a pending claim of any pending patent application included among the Licensed Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise or which has not been lost through an interference proceeding.

ARTICLE 2: DISTRIBUTION AND PROMOTION

2.1 EXCLUSIVE DISTRIBUTOR. AVI hereby appoints SuperGen, and SuperGen hereby accepts appointment, as the exclusive distributor of the Product in the U.S. Territory, with the sole and exclusive right, exclusive even as to AVI, to sell commercially and to distribute the Product to Third Parties in the Territory, with the right to appoint Affiliate sub-distributors without AVI's prior consent, and with the right to appoint Third Party sub-distributors with AVI's prior written consent, which consent shall not be unreasonably withheld or delayed.

2.2 RESERVATION OF RIGHTS. Except as expressly provided in this Article 2 and elsewhere in this Agreement, no right, title or interest is granted, whether express or implied, by AVI to SuperGen relating to other AVI products. Nothing in this Agreement shall be deemed to restrict AVI's right to exploit technology, know-how, patents or any other intellectual property rights relating to other AVI products.

2.3 PROMOTION. AVI hereby grants to SuperGen, and SuperGen hereby accepts, the exclusive right, exclusive even as to AVI, to Promote the Product in the U.S. Territory, with the right to appoint Third Parties, and/or Affiliates to Co-Promote the Product in the U.S. Territory.



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2.4    NON-COMPETE. During the term of this Agreement, the Parties shall not market, offer for sale or sell a Competing Product within the Territory.

2.5    LICENSE.

   (a) AVI hereby grants SuperGen an exclusive license under the AVI Technology to offer to sell and sell the Product in the U.S. Territory, with the right to sub-license to Affiliates without AVI's prior consent, and with the right to sub-license to Third Parties (collectively the "Sublicensees") with AVI's prior written consent, such consent not to be unreasonably withheld or delayed. Such license shall be exclusive even as to AVI, except to the extent necessary to enable AVI to perform any obligations or activities that AVI is required or permitted to perform under this Agreement.

   (b) Solely for the purpose of enabling SuperGen to exercise its rights pursuant to Article 8.5(b), (c), or (d) of this Agreement, AVI hereby grants SuperGen a non-exclusive license to make and have made the Product.

   (c) If at any time during the term of this Agreement, the financial resources of AVI are not reasonably sufficient to enable it to continue to meet its obligations hereunder for at least the next six months, AVI will so notify SuperGen and the parties will meet to review and consider steps that might be taken to preserve SuperGen's rights to the AVI Technology under the terms of the Agreement, including, but not limited to, the grant of a non-exclusive, royalty bearing license to SuperGen to develop, make, have made, import, have imported, use, sell, offer for sale, and otherwise exploit the Products in the U.S. Territory.

2.6    RIGHTS TO ADDITIONAL PRODUCTS.

       (a) AVI hereby grants to SuperGen, and SuperGen hereby accepts, a right of first discussion with respect to all oncology compounds (except those covered by the certain existing license agreement between AVI and Abgenix dated January 6, 1999 other than the Compound, which are licensed to, owned by and/ or developed by AVI (regardless of their stage of development) as provided herein. If AVI desires to sell, or grant any rights relating to, any such compound, AVI shall first notify SuperGen in writing, and shall provide to SuperGen a data package which shall consist of all material information relating to such compound in the possession or control of AVI at such time, and shall also provide any other information in its possession or control reasonably requested by SuperGen for the evaluation of the compound and the business opportunity. Within sixty (60) days after the receipt of the data package and such other information, SuperGen shall notify AVI whether it is interested in such compound.

       (b) If SuperGen notifies AVI that it is not interested in a particular compound, AVI shall have the right to commercialize such compound, by itself or with a Third Party, without restriction.



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       (c)    If SuperGen notifies AVI of SuperGen's interest, the Parties shall, in good faith, negotiate the terms of an agreement under which AVI shall grant such rights to SuperGen. If the Parties are unable to agree to the terms of such an agreement, after good faith negotiations, within sixty (60) days from AVI's receipt of such notice pursuant to this
       Article 2.6(c), then AVI shall be free to grant such rights to any Third Party, provided that AVI shall not enter into an agreement which grants any rights to such compound to any Third Party on terms which, taken as a whole, are more favorable to such Third Party than those offered to SuperGen, without first offering such terms to SuperGen. If AVI offers such terms to SuperGen, then SuperGen shall have thirty (30) days in which to notify AVI as to whether SuperGen accepts such terms. If SuperGen accepts such terms, then the Parties shall promptly enter into such agreement, granting such rights to SuperGen.

       (d) In licensing any compounds from Third Parties, AVI shall use its reasonable efforts to ensure that such compound can be offered to SuperGen in accordance with the provisions of this Article 2.6.

       (e) The Right to Additional Products (Article 2.6) can not be transferred or assigned to another Party without the written consent of AVI; provided, SuperGen may assign or transfer such rights without AVI's consent (a) to its Affiliates, and (b) to an entity that acquires all or substantially all of the business or assets of SuperGen to which this Agreement pertains, whether by merger, reorganization, acquisition, sale or otherwise.

ARTICLE 3: CLINICAL DEVELOPMENT, PRODUCT APPROVAL AND LAUNCH

3.1    CLINICAL DEVELOPMENT COMMITTEE.

   (a) CLINICAL DEVELOPMENT COMMITTEE. The Parties shall form a Clinical Development Committee which shall

       (i) oversee, review and coordinate the implementation of (1) the clinical studies, and (2) the pursuit of Regulatory Approval in the U.S. Territory, including, but not limited to, the preparation and filing of the U.S. NDA;

       (ii) be responsible for developing further clinical strategies for the Product in the U.S. Territory.

       (iii) determine the Party responsible for managing the Clinical Development and Regulatory Approval activities.

   (b) MEMBERSHIP. The Clinical Development Committee shall consist of no more than four (4) total members, with two representative from each Party. Each Party may replace its committee members at any time, with prior written notice to the other Party.



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   (c) MEETINGS. During the performance of the Clinical Development (as defined in Article 3.2), the Clinical Development Committee shall meet at least quarterly, or as otherwise agreed by the committee members. At its meetings, the Clinical Development Committee will: (i) formulate and review the Clinical Development and Regulatory Approval objectives, including, without limitation, formulating indications to be pursued, clinical studies to be conducted, and develop protocols for the clinical studies to be conducted; (ii) monitor the progress of the Clinical Development and Regulatory Approval toward their respective objectives; and (iii) review and approve a plan and budget for the Clinical Development and Regulatory Approval of the Product. With the consent of the committee members, other representatives of AVI and SuperGen may attend the Clinical Development Committee or subcommittee meetings as non-voting observers. Each party shall bear its own personal and travel costs and expenses relating to the Clinical Development Committee.

   (d) DECISION MAKING. Except as set forth in this Article 3.1 (d), decisions of the Clinical Development Committee shall be made by unanimous approval of all members present; provided that at least one representative of each Party is present and so approves. In the event the required approval for a decision cannot be reached within thirty (30) days and all the members of each Party take the same opposing positions in a matter of importance, the matter shall be submitted to a senior executive from each of AVI and SuperGen, who shall meet and discuss in good faith to resolve such matter.

3.2    CLINICAL DEVELOPMENT.

       SuperGen and AVI shall exercise their reasonable efforts to pursue, and each shall bear one half of the cost and expense of the Clinical Development of the Product to support Regulatory Approval for the treatment of colorectal and pancreatic cancer, or other indications as determined by the Clinical Development Committee, for the U.S. Territory incurred after the date of this Agreement. Each Party's share of the cost and expense of the Clinical Development of the Product will be paid to the Party managing the Clinical Development in cash. For purposes of this Agreement, "Clinical Development" includes but is not limited to all clinical studies and trials, and all safety, toxicology, efficacy, and other data required to pursue, obtain and maintain Regulatory Approval in the U.S. Territory, as well as the clinical studies established by the Clinical Development Comittee pursuant to Article 3.1. In performing its obligations under this Article 3.2, the Party managing the Clinical Development shall act in accordance with Article 3.4 below, and in so doing shall keep the other Party fully apprised with respect to its clinical development activities and shall provide the other Party with reasonable advance opportunity for input regarding these activities, including the right to review and approve the protocols and audit reports relating to all clinical studies.



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3.3    U.S. REGULATORY APPROVAL.

       SuperGen and AVI shall exercise reasonable efforts to file, obtain and maintain Regulatory Approval for the Product in the United States, and to obtain reimbursement approval for the Product in the United States (including but not limited to any and all applicable programs administered by government and private third-Party payors), and shall each bear one half of the cost and expense thereof.

3.4    REASONABLE COOPERATION.

       Each Party shall provide the other Party with all reasonable assistance requested by the other Party with respect to the foregoing U.S. clinical development and U.S. regulatory activities, including, but not limited to, promptly providing the other Party with any and all authorizations, approvals, certificates of free sale, and other information, documents, materials and assistance reasonably required by the other Party to file, obtain, and maintain U.S. Regulatory Approval for the Product. Out-of-pocket costs and expenses associated with these activities will be shared equally by the parties.

3.5    EXCUSED PERFORMANCE.

       The Parties acknowledge and understand that the development, obtaining of Regulatory Approval, and marketing of the Product, as with any pharmaceutical product, is subject to certain inherent risks including that (a) the Product will be ineffective, toxic, or will not receive Regulatory Approval, or will receive Regulatory Approval but with labeling which the Parties agree is insufficient to render the Product commercially viable; (b) the Product will be too expensive to manufacture or market or will not achieve broad market acceptance; (c) Third Parties will hold proprietary rights that will preclude the marketing and sale of the Product; or (d) Third Parties will market equivalent or superior products. Neither Party makes any representation or warranty that the Product (i) will be successfully developed; (ii) will receive all necessary and/ or commercially viable Regulatory Approvals, (iii) will be Launched; or (iv) will be commercially successful. The respective obligations of the Parties under this Article 3, and Articles 4 and 5 below, are expressly conditioned upon the safety, efficacy and commercial feasibility of the Product, and, except as expressly provided herein, a Party's obligation hereunder shall be delayed or suspended for so long as any condition or event exists which reasonably causes a Party to question the safety, efficacy or commercial feasibility of the Product. Furthermore, SuperGen's obligation to market and Promote the Product in the Territory shall not apply if SuperGen has not commenced or has ceased marketing the Product in the U.S. substantially due to adverse business or financial conditions, including those caused by the regulatory authorities or other governmental authorities of the U.S., which would cause the marketing of such Product in such country to be contrary to the financial best interest of the Parties. Each Party shall promptly notify the other Party in the event any material issue arises as to the safety, efficacy, commercial feasibility, or adverse business or financial conditions with respect to any Product.



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3.6    DEVELOPMENT EFFORTS. Both Parties shall ensure that the development activities undertaken pursuant to Article 3 and Article 4 hereof shall be carried out in accordance with Current Good Clinical Practice, Current Good Laboratory Practice and Current Good Manufacturing Practice.

3.7    GOOD CLINICAL PRACTICE AUDITS.

       The parties shall appoint a mutually acceptable third party independent clinical research organization to conduct a Current Good Clinical Practice audit of the clinical development activities (a "GCP Audit"). The costs of both GCP Audits shall be borne by AVI and SuperGen. If SuperGen is the Party responsible for the clinical development and regulatory approval of the Product and if a GCP Audit reveals a material deficiency which AVI concludes, in its sole discretion, may jeopardize the success of the U.S. NDA filing for the Product, and if SuperGen does not rectify such deficiency to AVI's reasonable satisfaction within sixty
       (60) days of SuperGen's notice of such deficiency, then AVI shall thereafter have the right, but not the obligation, to assume responsibility for the Clinical Development and Regulatory Approval of the Product.

       If AVI is the Party responsible for the clinical development and regulatory approval of the Product and if a GCP Audit reveals a material deficiency which SuperGen concludes, in its sole discretion, may jeopardize the success of the U.S. NDA filing for the Product, and if AVI does not rectify such deficiency to SuperGen's reasonable satisfaction within sixty (60) days of AVI's notice of such deficiency, then SuperGen shall thereafter have the right, but not the obligation, to assume responsibility for the Clinical Development and Regulatory Approval of the Product.

3.8    ACCESS TO DATA.

       Promptly after the Effective Date and throughout the term of this Agreement, SuperGen and AVI shall each provide to the other, within a reasonable time, a shared database so that either party shall have ready access to all preclinical and clinical and manufacturing documentation, information and data resulting from Product research and development activities in the U.S. Territory, including, but not limited, case report forms, monitoring documents, patient informed consents, institutional review board approvals, medical and statistical programming and study reports for individual studies, clinical data summaries, and expert reports. Both Parties shall provide copies of such documentation and data upon request. Such information shall be considered to be Confidential Information (as defined in Article 13.1) of the disclosing Party, and shall only be used by the receiving Party for the purpose of obtaining U.S. regulatory approval of the Product.

3.9    IMPROVEMENTS.

       At any time during the term of this Agreement, whether through the Clinical Development Committee or otherwise, if SuperGen or AVI severally or jointly develop any improvements, modifications, enhancements, additions to or extensions of the



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       Product (an "Improvement"), such Improvement shall be deemed to be a
       Product under this Agreement.

ARTICLE 4: PROMOTION

       SuperGen shall use its reasonable efforts to Promote the Product in the U.S. Territory. Final decisions with respect to Marketing Studies intended for use solely within the U.S. Territory shall be made by SuperGen.

ARTICLE 5: MILESTONE PAYMENTS

5.1    R & D PAYMENTS.

       In consideration of past research and development performed by AVI, SuperGen shall make the following milestone payments to AVI, which payments shall be due and payable as set forth below and within thirty
       (30) days after the date or event specified. For the purposes of clarification, the Parties agree that the "first occasion" on which total Product Sales by SuperGen in the Territory reaches a specified amount, as referred to in Articles 5.1 below, shall be deemed to occur on the last date of the calendar month in which each such amount is reached.

   (a) SuperGen will purchase Twenty Million Dollars ($20,000,000) in AVI common stock at the price, as determined by the Parties on the Effective Date (the "Initial Equity Investment"). The purchase price will be paid in a combination of Five Million ($5,000,000) in cash and Fifteen Million ($15,000,000) in SuperGen common stock. In addition, SuperGen will receive a warrant (the "Warrant") to purchase up to ten percent (10%) of the outstanding common stock of AVI at an exercise price equal to three hundred percent (300%) of the price of the Initial Equity Investment. The Warrant will be exercisable at any time, or from time to time, in whole or in part, for a three year period commencing on the earlier of the date the FDA accepts the NDA submitted for the Product or the date on which the Closing Price of AVI Common Stock exceeds the Warrant exercise price. The purchase of the AVI Common Stock and the terms of the Warrant are subject of a separate Common Stock and Warrant Purchase Agreement of even date.

   (b) Two and One-Half Million Dollars ($2,500,000) SuperGen stock or cash, upon completion of accrual into the Phase III trial for the Product;

   (c) Two and One-Half Million Dollars ($2,500,000) SuperGen stock or cash, upon acceptance by the FDA of the NDA submitted for the Product;

   (d) Five Million Dollars ($5,000,000) SuperGen stock or cash, upon Launch of the Product in the U.S. Territory,

   (e) Ten Million Dollars ($10,000,000) in cash, upon the occasion on which annual Product Sales by SuperGen in the Territory reach $100,000,000;

   (f) Fifteen Million Dollars ($15,000,000) in cash, upon the occasion on which annual Product Sales by SuperGen in the Territory reach $250,000,000;

   (g) Twenty Million Dollars ($20,000,000) in cash, upon the occasion on which annual Product Sales by SuperGen in the Territory reach $500,000,000; and

   (h) Twenty-Five Million Dollars ($25,000,000) in cash, upon the first occasion on which annual Product Sales by SuperGen in the Territory reach $1,000,000,000.

5.2    EQUITY PAYMENTS LIMITATION.

       The Parties acknowledge and agree that any and all milestone payments to be made by SuperGen pursuant to this Agreement as equity investments in AVI shall be subject to the terms and conditions of the Stock Purchase Agreement, which terms and conditions shall govern in the event of any inconsistency or conflict between this Agreement and the Stock Purchase Agreement with respect to any equity investment in AVI by SuperGen. In particular, the Parties acknowledge and agree that in no event shall SuperGen be required to make any equity investment in AVI, through the payment of the equity milestones as set forth above or in any other manner, which would cause SuperGen to own in excess of nineteen point nine percent (19.9%) of the voting securities of AVI at any time; provided, however, that in the event that any equity investment to be made by SuperGen under this Agreement would cause SuperGen to own in excess of nineteen point nine percent (19.9%) of the voting securities of AVI, then SuperGen's obligation to make such equity investment shall be tolled for a period of two years. If AVI increases its share capital (other than by purchase of any equity in AVI by SuperGen) during such two year period, such that SuperGen would then be able to make such equity investment and would not thereby own in excess of nineteen point nine percent (19.9%) of the voting securities of AVI, AVI shall so notify SuperGen and SuperGen shall make such equity investment; provided that AVI may make only one such notification, with respect to the entire amount of such equity investment, during such two-year period. If by the end of such two year period AVI has not increased its share capital (other than by purchase of any equity in AVI by SuperGen) during such two year period, such that SuperGen would then be able to make such equity investment and would not thereby own in excess of nineteen point nine percent (19.9%) of the voting securities of AVI, then SuperGen shall have no further obligation to make such equity investment.

5.3    SINGLE PAYMENT OBLIGATION.

       Each of the foregoing milestones set forth in Article 5.1 shall only be paid once regardless of the number of acceptances or Launches with respect to such Product, including multiple product forms of the same Compound, additional active or inactive ingredients, indications, modalities and/or dosage strengths.

       With respect to the foregoing milestones set forth in Article 5.1 (e) through (h), in the event that SuperGen achieves more than any of one such milestones within the same calendar year, SuperGen shall not be obligated to pay more than the first of such milestones in such calendar year. Subject to the foregoing, SuperGen shall pay subsequent milestones upon their achievement in subsequent years.

5.4    METHOD OF PAYMENT.

       All cash payments due under this Article 5 shall be paid by wire transfer or by such other means agreed upon by the Parties, in each case at the expense of SuperGen, with twenty-four (24) hours advance notice of each wire transfer, to the bank account(s) as AVI shall designate in writing following the occurrence of each cash milestone event.

ARTICLE 6: U.S. PROFIT SHARING

6.1    REPORTS BY SUPERGEN.

       Within thirty (30) days from the end of each calendar quarter, SuperGen shall deliver to AVI a true and accurate written report showing the SuperGen Product Sales in the U.S. Territory for such calendar quarter. SuperGen shall calculate in this report the "U.S. Net Product Revenue" by subtracting from the U.S. Product Sales: (i) any discounts, returns, normal and customary rebates and cash and trade discounts actually taken,
       (ii) sales, use and/or other excise taxes and governmental charges actually paid in connection with the sales of Products, (iii) the cost of any bulk packages and packing, prepaid freight charges and insurance,
       (iv) amounts actually allowed or credited due to returns paid, and (v) amounts written off to bad debt. It is understood and agreed that SuperGen shall not deduct from the U.S. Product Sales, costs and expenses associated with the marketing, promotion, detailing, and sales expenses, as detailed in Article 6.3.

6.2    U.S. PROFIT SPLIT.

       Commencing on the date of acceptance by the FDA of the U.S. NDA for the Product, the U.S. Net Product Profits for each calendar year (or portion thereof less than a full calendar year) shall be shared equally between the Parties, fifty percent (50%) for AVI and fifty percent (50%) for SuperGen. The allocation of U.S. Net Product Profits between SuperGen and AVI as of the end of the applicable calendar quarter or year shall be called the "SuperGen U.S. Product Profit" and the "AVI U.S. Product Profit," respectively, which together shall equal the U.S. Net Product Profits as of the end of such period.

6.3    EXPENSES PAID BY SUPERGEN AND AVI.

       All expenses related solely to the manufacturing and sale of the Product for the U.S. market, including the costs of marketing, promotion, detailing, sales, manufacturing, distribution, patent maintenance and license fees to Ohio State University based on U.S. sales shall be shared equally between SuperGen and AVI (the "Overhead Cost"). Within thirty
       (30) days from the end of each calendar quarter, each Party shall deliver to the other

       Party a true and accurate written report showing its Overhead Cost incurred in manufacturing and selling the Product in the U.S. market for such calendar quarter.

6.4    FINAL PAYMENT.

       After each calendar quarter, any amount payable by one Party to the other Party pursuant to this Article 6 ("Final Payment") shall be paid by the owing Party within ten (10) business days of AVI's receipt of SuperGen's report under Article 6.1. After each calendar quarter, any amount payable by one Party to the other Party pursuant to Article 6.3 above ("Overhead Payment") shall be paid by the owing Party within ten (10) business days of such Party's receipt of the other Party's report under Article 6.3.

6.5    YEAR-END RECONCILIATION.

       Within forty-five (45) days after the end of each calendar year starting with the first calendar year for which the Parties have budgeted expenditures under Article 4, the U.S. Product Profit split between the Parties pursuant to Article 6.2 above and the Overhead Cost split between the Parties pursuant to Article 6.3 above for such calendar year shall be recalculated (the "Reconciliation Amount") to reflect any amended information (including, but not limited to, amended sales data, product returns, chargebacks, costs of marketing, promotion, detailing, sales and distribution) relevant to the calculation of the Reconciliation Amount for such calendar year. Within ten (10) business days after any such recalculation, the owing Party shall pay any amount due.

6.6    PAYMENT PROCEDURE.

       All payments due under this Article 6 shall be paid in United States Dollars by wire transfer or by such other means agreed upon by the Parties, in each case at the expense of the payor, for value no later than the due date thereof (with twenty four (24) hours advance notice of each wire transfer) to the bank accounts as the payee shall designate in writing within a reasonable period of time prior to such due date.

6.7    RECORDS.

       Each Party shall keep and maintain records relating to the subject matter of all reports and payments to be made pursuant to this Article 6 for the U.S. Territory, so that the reports and payments may be verified. Such records shall be open to inspection at any reasonable time within two (2) years after the period to which such records relate, but in any event not more than once per Sales Year, by a nationally recognized independent certified public accountant selected by the inspecting Party, approved by other Party, which approval shall not be unreasonably withheld, and retained at inspecting Party's expense. Said accountant shall sign a confidentiality agreement prepared by the other Party and shall then have the right to examine the records kept pursuant to this Agreement and report to the inspecting Party the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to the inspecting Party by the accountant shall be given concurrently to the other Party. If said examination of records reveals more than five percent (5%) underpayment of the amount payable, expenses for said accountant shall be borne by other Party and the other Party shall promptly pay to the inspecting Party the balance due plus interest calculated at the prime rate of interest as reported in THE WALL STREET JOURNAL for the date of the accountant's report which reveals such underpayment.

6.8    TAXES.

       Where any sum due to be paid to a Party under this Article 6 is subject to any withholding or similar tax, the Parties shall use their reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, the Party making a payment shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due to the other Party, and secure and send to the other Party the best available evidence of such payment.

6.9    NO DOUBLE COUNTING OF COSTS.

       For the purpose of determining any cost or expense which is shared by the Parties under this Agreement or otherwise invoiced by one Party to another under this Agreement, any cost or expense allocated by either Party to a particular cost category shall be consistent with the terms of this Agreement and shall not also be allocated to another category. In the event a cost or expense might arguably fall into more than one category, the Parties shall mutually determine which category such cost or expense most appropriately falls into.

ARTICLE 7: INTERNATIONAL TERRITORY

7.1 ACKNOWLEDGEMENT. The Parties recognize that as of the Effective Date, AVI plans to develop and commercialize the Product outside of the United States (the "International Territory"). AVI understands and agrees that SuperGen's right to develop, commercialize, and distribute the Product in the U.S. Territory under this Agreement, shall include the right to collaborate with AVI to develop, commercialize and distribute the Product in the International Territory.

7.2 NOTICE. At least (i) six (6) months prior to AVI commencing development and/or commercialization of the Product in the International Territory, or (ii) prior to AVI entering into negotiations with a Third Party to develop, commercialize, and/or distribute the Product in the International Territory, AVI shall notify SuperGen in writing of its intent to commence such activities.

7.3 COLLABORATION COMMITTEE. Upon such notice, AVI and SuperGen shall form a International Collaboration Committee to oversee and coordinate a strategy for developing, commercializing and distributing the Product in the International Territory. The International Collaboration Committee shall consist of no more than four (4) total members, with two representatives from each Party.

7.4 DEVELOPMENT AND COMMERCIALIZATION BY AVI AND SUPERGEN. In the event the International Collaboration Committee determines that it is in the best interest of the Parties that AVI and SuperGen develop and commercialize the Product in the International Territory, then:

   (a) AVI shall promptly grant to SuperGen the exclusive license and right to develop and distribute the Product in the International Territory; such license and right to be the same as the license and rights granted in
       Article 2 of this Agreement, except such territory shall be for the International Territory; and

   (b) AVI and SuperGen shall negotiate in good faith the terms of such international license agreement, such terms to be no less favorable to SuperGen than those terms contained in this Agreement, except in no event shall SuperGen be obligated to pay any milestones as set forth in Article 5 to develop and distribute such Product.

7.5 DEVELOPMENT AND COMMERCIALIZATION WITH A THIRD PARTY. In the event the International Collaboration Committee determines that it is in the best interest of the Parties that AVI develop and commercialize the Product in the International Territory with a Third Party, then AVI shall be free to enter into a agreement with a Third Party to develop, commercialize, and/or distribute the Product in the International Territory; provided, AVI shall pay to SuperGen a royalty of one-half of all consideration received from such Third Party, including, without limitation:

   (a) all consideration in cash and/or equity which AVI or an Affiliate of AVI received from a sublicensee pursuant to the execution of a written license agreement in which AVI grants the sublicensee the right to develop, commercialize, and/or distribute the Product;

   (b) all consideration in cash and/or equity which AVI or an Affiliate of AVI received from a sublicensee, which payment is in consideration of development Products reaching a milestone related to the research, development, and/or marketing approval process or sale of such Products; and

   (c) all consideration in cash and/or equity which AVI or an Affiliate of AVI received from a sublicensee on the annual net sales of Products sold and/or distributed by such sublicensee, less, actual expenses incurred by AVI in connection with the research, development and/or marketing approval process of such Products in the International Territory, provided, AVI shall first deduct from such expenses any consideration, credit or allowance of any kind received from such Third Party for such expenses incurred by AVI.

       The payments due under Sections 7.5(a) and (b) shall be paid to SuperGen within thirty (30) days of the date that AVI receives such payment from its sublicensee. The royalties due pursuant to Section 7.5(c) shall be payable on a country-by-country and Product-by-Product basis, commencing with the first commercial sale of a Product and continuing until (i) the expiration of the last to expire of the patents within the Licensed Patents covering the Product in such country in the International Territory, or (ii) until ten (10) years following the first commercial sale of a Product in such country in the International Territory. Royalty payments shall be made by AVI to SuperGen in United States Dollars within sixty (60) days after the last day of February, May, August, and November for royalties accruing on Net Sales during the three (3) preceding Months. All payments shall be paid by wire transfer or by such other means agreed upon by the Parties, in each case at the expense of AVI, for value no later than the due date thereof (with twenty four (24) hours advance notice of each wire transfer) to the bank accounts as SuperGen shall designate in writing within a reasonable period of time prior to such due date.

ARTICLE 8: PRODUCT MANUFACTURE, SUPPLY AND DISTRIBUTION

8.1    PRODUCT DISTRIBUTION.

   (a) AVI shall be responsible for the manufacture, packaging, sterilization and labeling of the Product. SuperGen shall exclusively distribute the Product in the Territory to Third Party customers, including all activities ancillary thereto (including, without limitation, warehousing and shipping).

   (b) SuperGen shall use its reasonable efforts to distribute the Product in the Territory to maximize the sales of the Product in the Territory. SuperGen shall keep AVI fully apprised with respect to its distribution. SuperGen shall control all final decisions regarding such distribution activities.

8.2    PRODUCT MANUFACTURE AND SUPPLY.

   (a) AVI shall use reasonably diligent efforts to manufacture and supply Product as required by SuperGen. SuperGen shall exclusively obtain from AVI or from its designated Third Party manufacturer(s), and AVI shall exclusively supply to SuperGen (or shall cause or its designated Third Party manufacturer(s) to supply exclusively to SuperGen), SuperGen's requirements for the Product in the U.S. Territory.

   (b) SuperGen shall obtain Finished Product for the U.S. Territory from AVI or from its designated Third Party manufacturer(s).

   (c) The Parties shall cooperate to determine manufacturing strategy and objectives for the supply of Compound, Product, and Finished Product consistent with the terms of this Agreement, including but not limited to agreeing in writing on the Specifications within 120 days of the Effective Date, and to qualifying a second manufacturer for the Compound, acceptable to both Parties, as soon as possible after the Effective Date.

   (d) Within 12 months prior to the agreed projected Launch of the Product in the U.S. Territory, the U.S. Marketing Board shall establish a sales forecast for such Product specifying the Parties' anticipated requirements of the Finished Product in the U.S. Territory for the 18 months commencing approximately 6 months prior to the anticipated date of Launch (the "U.S. Sales Forecast"). The U.S. Marketing Board shall be responsible for establishing, preparing and updating the U.S. Sales Forecast.

   (e) Such Sales Forecasts for the U.S. Territory shall be updated on a quarterly basis so that at the beginning of each calendar quarter, AVI shall have been provided with rolling Sales Forecasts for the twelve (12) month period commencing with the third (3rd) calendar quarter after the date on which such Sales Forecasts are submitted (i.e. approximately 270 days). By way of example only, at the end of the first quarter of a calendar year (assuming the Product has been Launched), the U.S. Marketing Board shall provide AVI with a Sales Forecast of the anticipated requirements of Finished Product for the U.S. Territory for the twelve (12) months consisting of the four quarters of the next calendar year.

8.3    COMMERCIAL SCALE-UP AND DEVELOPMENT

       AVI shall exercise its reasonable diligent efforts to pursue the process development of the Product. The Parties shall cooperate to determine the Specifications, process development strategy and objectives for the production of the Compound, the Product, and the Finished Product, consistent with the terms of this Agreement; provided that AVI shall have control of all final decisions regarding process development. AVI shall bear the full costs and expenses of such process development.

8.4    PRODUCT ORDERING AND DELIVERY.

   (a) SuperGen shall order Finished Product at the applicable U.S. Transfer Price by means of purchase orders submitted to AVI or AVI's designee at least 90 days in advance of the requested delivery date. Each purchase order shall be governed by the terms of this Agreement and none of the terms or conditions of SuperGen's purchase orders, AVI's acknowledgment forms or any other forms exchanged by the parties shall be applicable, except those, to the extent consistent with the terms set forth herein, specifying quantity ordered, delivery locations and delivery schedule and invoice information.

   (b) All orders for delivery during a calendar month that do not exceed one hundred twenty five percent (125%) of the latest Sales Forecast covering such month (excluding any amendments subsequent to the original date of such Sales Forecast) shall be deemed accepted by AVI. AVI shall use its reasonable efforts to supply SuperGen with any Finished Product in excess one hundred twenty five percent (125%) of such Sales Forecast. All other purchase orders must be accepted or rejected by AVI, in writing, by facsimile or air courier, within fifteen (15) business days after receipt from SuperGen. If AVI does not provide such notice of acceptance or rejection within fifteen (15) business days, it shall be deemed to have accepted such purchase orders in full. AVI shall deliver all accepted orders to SuperGen promptly and shall deliver SuperGen's first order for

       Finished Product to be sold in the U.S. Territory within thirty (30) days of Regulatory Approval in the U.S. Territory.

   (c) All Finished Products shall be delivered to SuperGen's designated destination. Title and risk of loss shall pass from AVI to SuperGen upon acceptance of delivery.

8.5    INVENTORIES AND ALLOCATION.

   (a) Subject to the receipt of Finished Product from AVI in accordance with this Article 8, SuperGen shall use its reasonable efforts to maintain adequate inventories of the Finished Product in the Territory to meet the needs of its customers on a timely basis based upon, among other factors, the Sales Forecast, previous demand histories and seasonal trends, and any customers' contractual commitments. AVI shall use its reasonable efforts to maintain adequate inventories of Finished Product to meet the needs of SuperGen on a timely basis, including but not limited to ensuring that any Third Party manufacturer shall maintain at least 6 months worth of Finished Product in inventory.

   (b) In the event that AVI (or its designated Third Party manufacturer(s)) are unable to fill accepted orders for the Finished Product placed by SuperGen pursuant to this Agreement for a total of 60 days, SuperGen may, at its sole discretion, qualify as an additional manufacturer of the Product.

   (c) In the event that a visit or report by an authorized agent of a governmental agency in the U.S. Territory, or a visit by an outside independent quality assurance auditor acceptable to both Parties, reveals that AVI's (or AVI's Third-Party manufacturer's) facilities and processes for manufacturing the Compound, the Product or the Finished Product do not comply with applicable laws and regulations, including without limitation Current Good Manufacturing Practices, and if AVI does not rectify the situation to SuperGen's reasonable satisfaction within sixty
       (60) days of SuperGen's notice to AVI of such situation, then SuperGen may, at its sole discretion, qualify as an additional manufacturer.

   (d) In the event that AVI (or its designated Third Party manufacturer(s)) are unable to manufacture the Finished Product to the Product Specifications, SuperGen may, at its sole discretion, qualify as an additional manufacturer of the Product.

8.6    CUSTOMER RELATIONS.

   (a) With respect to customer complaints relating to the Promotion or distribution of the Product, SuperGen shall act promptly to remedy such complaints. All Product-related inquiries and Product complaints in the U.S. Territory shall be addressed by SuperGen. Each Party shall keep the other Party fully and promptly apprised of its receipt of any such significant complaints in the U.S. Territory, and provide reasonable cooperation and assistance in dealing with customer complaints.

   (b) Any Product warranty to the customers of SuperGen shall run directly from SuperGen to such customers. SuperGen shall not make any warranty or representation to any customers which is more protective of such customers than the warranties and/or representations provided by AVI to SuperGen. For purposes of clarification, the sole remedy of SuperGen customers in the case of defective Product shall be that the Party which sold the defective Product to the customer shall replace such returned defective Product. AVI's Product warranties shall not apply to Product that has been modified or altered in any manner by anyone other than AVI or SuperGen (or their respective Affiliates or subdistributors or sublicensees), or to defects caused (i) through no fault of AVI or SuperGen (or their respective Affiliates or subdistributors or sublicensees), during shipment, (ii) by negligence or misuse on the part of anyone other than AVI or SuperGen (or their respective Affiliates or subdistributors or sublicensees) or (iii) by storage, handling, or usage in any manner inconsistent with the approved Product labeling.

   (c) Neither Party shall represent the Product in any manner which is inconsistent with the approved Product labeling or with applicable laws and regulations, or otherwise misrepresent the Product.

8.7    QUALITY CONTROLS.

       Both Parties shall institute quality controls in accordance with, and shall comply with, applicable laws and regulations and generally accepted industry standards (including CGMPs as defined below) for the manufacture, storage, shipment, handling and distribution of the Compound, the Product and the Finished Product (as the case may be) and shall define responsibilities for key quality systems and a quality manual agreed to by both Parties (including without limitation, Sample Packs) and shall comply with all applicable laws and regulations relating to the storage, shipment, handling and distribution of the Compound, the Product and the Finished Product. Each Party shall have the right to audit all facilities used by the other Party to fulfill their obligations under this Agreement (including any Third Party manufacturing facilities). For the purposes of this Agreement, "CGMPs" means all applicable standards relating to manufacturing practices for intermediates, bulk products, or finished pharmaceutical products (i) promulgated in the form of laws or regulations by the FDA, or (ii) promulgated by the FDA in the form of guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines) which guidance documents are being implemented within the pharmaceutical manufacturing industry for such products.

8.8    PRODUCT CHARACTERISTICS.

   (a) SuperGen shall not be obligated to accept from AVI any Finished Product with less than the greater of (i) seventy-five percent (75%) of approved shelf life for such Finished Product or (ii) thirteen (13) months of remaining shelf life.

   (b) AVI shall provide SuperGen with a certificate of analysis with respect to the shipment of the Finished Product to SuperGen. Full batch documentation, including batch production records, and manufacturing and analytical records shall be available for review by SuperGen on site at the manufacturing facility used by AVI (or by AVI's Third Party manufacturer(s)), during regular business hours and upon reasonable advance written notice from SuperGen.

   (c) SuperGen shall notify AVI in writing of any defect or shortage in the quantity of any shipment of Finished Product no later than 15 days following receipt of the Finished Product. In the event of any such defect or shortage, AVI shall, at AVI's choice, replace the defective Finished Product or make up the shortage if replacement stock is available in the next shipment of Finished Product, but in any case no later than 30 days or, if no such replacement stock is available, as soon as reasonably practical after receiving such notice, at no additional cost to SuperGen.

   (d) With respect to all AVI Third Party manufacturers of the Compound, the Product, and the Finished Product, AVI shall provide SuperGen with a continuing FDA guarantee in the format as set forth in 21 C.F.R. Section 7.13(A)(j).

ARTICLE 9: LICENSE AND PATENT MATTERS

9.1    PATENT PROSECUTION AND MAINTENANCE.

       AVI shall maintain the Licensed Patents listed in Exhibit 1, and shall use its reasonable commercial efforts to prosecute any such patent applications included therein, in at least the countries listed on
       Exhibit 1, and obtain all available patent term extensions. The Parties shall consult together and shall jointly determine patent issues, including but not limited to patenting strategy, prosecution, and response to patent office actions, and SuperGen shall provide such assistance as AVI may reasonably request with respect to such matters. AVI shall inform SuperGen, on an annual basis and also on SuperGen's written request, about the status of such patent applications and/or patents. AVI shall commit to file additional patent applications claiming the indications listed in Exhibit 1 and as determined to be appropriate in consultation with SuperGen. In the event AVI fails to submit such patent applications, SuperGen shall be entitled to prepare and file such applications on behalf of AVI and shall co-own any such SuperGen filed patents. AVI and SuperGen shall share the cost of such patent applications. In addition, AVI shall have the obligation to file patent applications as deemed appropriate by the Clinical Development Committee on a on-going basis throughout the term of this agreement.

9.2    AVI COVENANTS.

       AVI covenants that during the term of this Agreement, it will:

   (a) fulfill all of its obligations under the Ohio State University License Agreement or other agreements or other agreements relating to the Product to which AVI is a Party or becomes a Party during the term of this Agreement (collectively, the "AVI License Agreements"), including, but not limited to, any royalty, milestone or other monetary obligations set forth therein;

   (b) take no action nor will it omit to take any action which would cause it to be in breach of any provision of any of the AVI License Agreements relating to the Product which would or could otherwise trigger termination of any such Agreements (e.g., bankruptcy, change of control in whole or with respect to any part of the Territory) or which would or could cause the conversion of any AVI License Agreement from an exclusive to nonexclusive agreement, in whole or with respect to any part of the Territory;

   (c) notify SuperGen in the event that, and within 30 days after, AVI receives notice from any of AVI's licensors that AVI is in default under any AVI License Agreement relating to the Product or that any such AVI licensor has terminated or intends to terminate any AVI License Agreement in whole or with respect to any part of the Territory or convert any AVI License Agreement from an exclusive to non-exclusive agreement in whole or with respect to any part of the Territory, or otherwise take any action in connection with a AVI License Agreement which would adversely affect SuperGen's rights under this Agreement. In the event of any default of the type described in this Article 9.2(c), AVI agrees that it will take all reasonable action to correct such defaults;

   (d) provide SuperGen with a copy of any reports, correspondence or notice within three (3) business days from the submission to or receipt from Ohio State University under any AVI License Agreement;

   (e) notify SuperGen no later than 30 days prior to implementing any decision to abandon or allow to lapse any patent application or patent or not to initiate or take any other patent prosecution activity with respect to any Product Patent, provided that such notification is received by SuperGen no later than 30 days prior to the date upon which an action is required. In such event, AVI agrees that SuperGen may assume any such patent prosecution activity in connection therewith, and AVI shall reasonably cooperate with SuperGen in connection with any such patent prosecution activity and, if requested by SuperGen, shall use its reasonable efforts to seek the cooperation of Ohio State University; and

   (f) take no action nor will it omit to take any action which would result in derogation of the Licensed Patents in any existing or future litigation or interference with any Third Parties or future oppositions to foreign patents of any Third Parties.

9.3    THIRD PARTY INFRINGEMENT.

       If SuperGen or AVI become aware of any activity on the part of any Third Party that such Party believes infringes a Valid Claim of a Licensed Patent, such Party shall promptly notify the other Party of all relevant facts and circumstances pertaining to the potential infringement. AVI shall have the right to enforce any rights within the Licensed Patents against such infringement, at its own cost and expense. SuperGen shall cooperate with AVI in such effort, including but not limited to being joined as a Party to such action, and AVI shall use its reasonable efforts to obtain the cooperation of Ohio State University and any other Third Party licensor in connection with such enforcement.

9.4    SUPERGEN'S RIGHT TO PURSUE THIRD PARTY INFRINGERS.

       If AVI shall fail, within 90 days, to either (A) terminate such infringement or (B) institute an action seeking to prevent continuation thereof, and thereafter to diligently prosecute such action, or if AVI sooner notifies SuperGen that it does not plan to terminate the infringement or institute such action, then SuperGen shall have the right to do so at its own expense. AVI, at its own expense, shall cooperate in such effort, including being joined as a Party to such action, and AVI shall use its reasonable efforts to obtain the cooperation of Ohio State University.

9.5    ALLOCATION OF DAMAGE OR SETTLEMENT AMOUNTS.

       Any damage award or settlement obtained by a Party enforcing a Licensed Patent pursuant to Article 9.2 or 9.3 above, net of costs incurred, shall be considered as Net Revenue.

ARTICLE 10: ADVERSE EVENTS, RECALLS AND OTHER REGULATORY MATTERS

10.1 ADVERSE REACTION REPORTING. Each Party shall keep the other Party informed of information in or coming into its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents of severity thereof associated with commercial and clinical uses, studies, investigations or tests of each Product in the Territory, whether or not determined to be attributable to the Product. SuperGen shall be responsible for filing with the FDA, as required pursuant to 21 C.F.R. Sec. 314.80, any adverse reaction reports that it receives. Within four (4) months of the Effective Date, the respective pharmacovigilance groups of AVI and SuperGen shall enter into a separate agreement covering adverse event information exchange relating to the Product.

10.2 SAFETY ISSUES. In order to ensure that both Parties are provided with an adequate opportunity to review safety matters, the Parties shall mutually agree after the Effective Date on procedures with respect to (i) regulatory reporting requirements, (ii) the review of Product labeling,
       (iii) maintenance of a safety database and (iv) other safety issues.

10.3   PRODUCT COMPLAINTS AND INQUIRIES.

   (a) Any medical or technical Product-related inquiries from consumers, physicians or other Third Party customers who reside in the U.S. Territory shall be handled by SuperGen. Each Party shall prepare and maintain a database containing responses to such inquiries from consumers, physicians or other Third Party customers who reside in the territory for which it is responsible, and shall make the contents available to the other Party promptly from time to time upon request.

   (b) SuperGen shall maintain a record of all complaints or reports of an actual or potential failure of any Product to meet the specifications set forth in regulatory filings or in agreements among the Parties. Such failure may involve the finished Product or one of its intermediate stages. The responsibilities of the Parties with respect to (a) notification of the product complaint from the receiving Party to the other Party and (b) the handling of product complaints shall all be performed in accordance with a procedure to be mutually agreed by the Parties after the Effective Date.

10.4 PRODUCT RECALL. In the event that either Party determines that an event, incident or circumstance has occurred which may result in the need for a recall or other removal of any Product, or any lot or lots thereof, from the market in the Territory, such Party shall advise the other Party and the Parties shall consult with respect thereto. SuperGen shall have the sole authority to decide whether to commence, and the sole responsibility for the handling and disposition of, a recall or other removal of such Product in the U.S. Territory, and SuperGen shall have the sole authority to decide whether to commence. Any such recall or other removal, by either Party, shall occur pursuant to a procedure to be mutually agreed by the Parties after the Effective Date. If a Product (or any lot or lots thereof) is recalled or otherwise removed from the market, the costs and expenses of such recall or removal, including, without limitation, expenses and other costs or obligations to Third Parties, the cost and expense of notifying customers and the costs and expenses associated with shipment of the recalled Product and the cost and expense of destroying the Product removed from the market shall be borne by AVI.

10.5 GOVERNMENTAL CONTACT REPORTING. Each Party shall promptly notify the other Party upon being contacted by the FDA or any other competent governmental authority or agency in the Territory for any material regulatory purpose pertaining to this Agreement or to the Product. Neither Party shall respond to the FDA or such other authority or agency before consulting with the other Party, unless under the circumstances pursuant to which FDA or such other authority or agency contacts such Party, it is not practical or lawful for the contacted Party to give the other Party advance notice, in which event the contacted Party shall inform the other Party of such contact as soon as practical and lawful. In addition, each Party shall keep the other Party advised with respect to information concerning the safety or efficacy of the Product, including but not limited to providing, within three (3) business days of the creation or receipt thereof, all information regarding such safety, efficacy and medical information issues and copies of safety reports filed with the FDA or any other authority or agency.

ARTICLE 11: REPRESENTATIONS AND WARRANTIES

11.1   SuperGen hereby represents to AVI as follows:

   (a) SuperGen is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted;

   (b) SuperGen has all requisite corporate right, power and authority to enter into this Agreement and the other AVI-SuperGen Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other AVI-SuperGen Agreements by SuperGen and the consummation by SuperGen of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on SuperGen's behalf. This Agreement and the other AVI-SuperGen Agreements constitute legal, valid and binding obligations of SuperGen, enforceable against SuperGen in accordance with the terms hereof and thereof;

   (c) The execution, delivery and performance by SuperGen of this Agreement and each of the other AVI-SuperGen Alliance Agreements and SuperGen's compliance with the terms and provisions hereof and thereof will not, result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of SuperGen's Articles of Incorporation or By-laws, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SuperGen, its properties or assets; and

   (d) No consent, approval or authorization of, or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery or performance of this Agreement and the other AVI-SuperGen Agreements by SuperGen or the consummation by SuperGen of the transactions contemplated hereby or thereby. Upon their execution and delivery, and assuming the valid execution thereof by AVI, this Agreement and the other AVI-SuperGen Agreements will constitute valid and binding obligations of SuperGen, enforceable against SuperGen in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that the indemnification agreements of in Article 15 hereof may be legally unenforceable.


11.2   AVI REPRESENTATIONS AND WARRANTIES.

       AVI hereby represents and warranties to SuperGen as follows:

   (a) AVI is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted;

   (b) AVI has all requisite corporate right, power and authority to enter into this Agreement and the other AVI-SuperGen Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other AVI-SuperGen Agreements by AVI and the consummation by AVI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on AVI's behalf, including but not limited to approval by the stockholders of AVI with respect to the AVI-SuperGen Agreements. This Agreement and the other AVI-SuperGen Agreements constitute legal, valid and binding obligations of AVI, enforceable against AVI in accordance with the terms hereof and thereof;

   (c) The execution, delivery and performance by AVI of this Agreement and each of the other AVI-SuperGen Agreements and AVI's compliance with the terms and provisions hereof and thereof will not result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of its Certificate of Incorporation or By-laws, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AVI or AVI's properties or assets;

   (d) No consent, approval or authorization of, or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery or performance of this Agreement and the other AVI-SuperGen Agreements by AVI or the consummation by AVI of the transactions contemplated hereby or thereby. Upon their execution and delivery, and assuming the valid execution thereof by SuperGen, this Agreement and the other AVI-SuperGen Agreements will constitute valid and binding obligations of AVI, enforceable against AVI in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except to the extent that the indemnification agreements of in Article 15 hereof may be legally unenforceable;

   (e) to its knowledge and information, as of the Effective Date, there are no patents, trademarks or other proprietary rights which are valid and which would be infringed by making, having made, using, selling, offering for sale or importing the Product in the Territories in accordance with the terms of this Agreement;

   (f) as of the Effective Date, AVI is not aware of any compounds or products, the manufacture, use, importation, selling or offering for sale of which would constitute an infringement by a Third Party of the Product Patents;

   (g) as of the Effective Date, AVI is aware of no pending interference, opposition proceeding, litigation or any communication which threatens an interference or opposition proceeding or litigation before any patent and trademark office, court, or any other competent entity in any jurisdiction in regard to the Product Patents;

   (h) as of the Effective Date, AVI has disclosed to SuperGen all protocols, data (including but not limited to preclinical and clinical data), reports, and other information and materials regarding the Compound and the Product;

   (i) as of the Effective Date, AVI has provided to SuperGen a complete and accurate copy of each of the AVI license agreements with respect to the Product;

   (j) as of the Effective Date, there are no material facts which AVI has not disclosed to SuperGen regarding the manufacture, use or sale of any Product or the practice of any inventions included in the Product Patents or the use of the Product Technology by SuperGen, including without limitation any material facts regarding the possibility that such manufacture, use, sale or practice might infringe any Third Party's know-how, patent rights or other intellectual property in the Territory;

   (k) at no time during the term of this Agreement shall AVI enter into any transaction providing for debt financing which by its terms (A) imposes a lien, license, security interest or other encumbrance upon or (B) transfers any of the AVI Technology relating to the Compound or the Product;

   (l) with respect to the Compound, (A) AVI has obtained and is in substantial compliance with all applicable regulatory approvals, applications, licenses, requests for exemption, permits or other regulatory authorizations with the FDA, or any state or local regulatory body necessary to conduct its business activities to date; and (B) to the extent the Compound is intended for export from the United States, and to the extent applicable, AVI is in compliance in all material respects with either all FDA requirements for marketing or as set forth in 21 U.S.C.
       Section 38l(e) or 382;

   (m) to the knowledge and information of AVI, all manufacturing operations performed by or on behalf of AVI for the Compound and/or the Product have been and are being conducted in substantial compliance with the current good manufacturing practices issued by the FDA and all other relevant governmental authorities or agencies, to the extent applicable;

   (n) to the knowledge and information of AVI, all nonclinical laboratory studies, as described in 21 C.F.R. Article 58.3(d), sponsored by AVI for the Compound and/or the Product have been and are being conducted in substantial compliance with the good laboratory practice regulations set forth in C.F.R. Part 58 and similar regulations of all other relevant governmental authorities or agencies, to the extent applicable; and

   (o) Finished Product supplied to SuperGen by AVI under this Agreement shall conform to the Specifications applicable thereto and shall be manufactured in compliance with applicable CGMPs and other applicable laws and regulations in the Territories, and Compound and Product used in Finished Product supplied to SuperGen by AVI under this Agreement shall conform to the Specifications applicable thereto and shall be manufactured in compliance with applicable CGMPs and other applicable laws and regulations in the Territory.

11.3 LIMITATION ON WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, INCLUDING FITNESS FOR PURPOSE INTENDED OR MERCHANTABILITY, WHETHER EXPRESS OR IMPLIED.

ARTICLE 12: LIMITATION ON LIABILITY

EXCEPT AS OTHERWISE PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED HOWEVER, THIS LIMITATION SHALL NOT APPLY TO LOSSES ARISING FROM THIRD PARTY CLAIMS FOR WHICH A PARTY IS INDEMNIFIED UNDER THE TERMS OF THIS AGREEMENT.

ARTICLE 13: CONFIDENTIALITY AND NONDISCLOSURE

13.1   CONFIDENTIALITY OBLIGATION.

       Each of SuperGen and AVI (the "Receiving Party") shall keep strictly confidential any information disclosed in writing, orally, visually or in any other manner by the other Party (the "Disclosing Party") or otherwise made available to the Receiving Party which the Disclosing Party considers to be and treats as proprietary or confidential ("Confidential Information"). Without limiting the generality of the foregoing, all proprietary information concerning the Disclosing Party's business, operations, suppliers, products, product manufacture, sale, marketing or distribution, trade secrets and intellectual property shall be considered Confidential Information by the Receiving Party. Any data or other information relating to or resulting from the clinical trials of the Product shall be deemed to be Confidential Information of both Parties. The Disclosing Party shall use commercially reasonable efforts to designate any written Confidential Information disclosed to the other Party as Confidential Information by prominently marking it "confidential," provided that the failure to so mark shall not exclude such written information from the provisions of this Article 13. "Confidential Information" shall not include information:

   (a) which is or becomes generally available to the public other than as a result of unauthorized disclosure thereof by the Receiving Party;

   (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information;

   (c) which by written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party;

   (d) which the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the other Party and was not acquired, directly or indirectly from the other Party under any obligation of confidentiality;

   (e) which was independently developed by the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development.

All information, data and other materials disclosed by one Party to the other pursuant to the Confidentiality Agreement, dated April 4, 2000, shall be deemed to have been disclosed by the disclosing Party under this Agreement.



13.2   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

       The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and shall not disclose or disseminate any Confidential Information to any Third Party at any time without the Disclosing Party's prior written consent, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers, permitted sublicensees, agents and representatives whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers, agents and representatives are required to use the Confidential Information solely for purposes of this Agreement and maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto.

13.3   EXCEPTION.

       The foregoing confidentiality and nondisclosure obligations shall not apply to information which is required to be disclosed by law or by regulation; provided, that (i) the Receiving Party gives the Disclosing Party reasonable advance notice of the disclosure, to the extent reasonably practicable and legally permissible; (ii) the Receiving Party uses reasonable efforts to resist disclosing the Confidential Information; (iii) the Receiving Party reasonably cooperates with the Disclosing Party on request to obtain a protective order or otherwise limit the disclosure; and (iv) upon the reasonable request of the Disclosing Party, the Receiving Party shall provide a letter from its counsel confirming that the Confidential information is, in fact, required to be disclosed.

13.4   INJUNCTIVE RELIEF.

       The Parties acknowledge that either Party's breach of this Article 13 may cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

13.5   SURVIVAL.

       The confidentiality and nondisclosure obligations of this Article 13 shall survive the expiration or termination of this Agreement and remain in effect for a period of five (5) years following the expiration or termination of this Agreement.

ARTICLE 14: TRADEMARKS

14.1   AVI TRADEMARKS.

       AVI shall be solely responsible for the selection, filing, registration and maintenance of the AVI Trademark(s) in the U.S. Territory.

14.2   LIMITED TRADEMARK LICENSE.

       Subject to the terms of this Agreement, AVI hereby grants to SuperGen (i) a nonexclusive limited license in the Territory to use AVI's name and logo, and (ii) a coexclusive limited license in the U.S. Territory to use the AVI Trademark(s), in each instance solely for the purpose of promoting distributing and selling the Product in the Territory in accordance with the terms and conditions of this Agreement.

14.3   SUPERGEN TRADEMARK(S).

       SuperGen shall be solely responsible for the selection, filing, registration and maintenance of the SuperGen Trademark(s). SuperGen shall keep AVI fully apprised with respect to the its trademark activities and shall consult with AVI regarding the selection of the SuperGen Trademark(s). SuperGen shall control all final decisions regarding the SuperGen Trademarks.

14.4   USE OF TRADE NAMES AND LOGOS.

       Each Party recognizes that the name and logo of each of the Parties represents a valuable asset of such entity and that substantial recognition and goodwill are associated with each Party's name, and logo. Each Party hereby agrees that, without prior written authorization of the other Party, it shall not use the name or logo of the other Party for any purpose other than the promotion, distribution and sale of the Product solely to the extent required to fulfill its obligations under this Agreement. In addition, AVI shall only use the SuperGen name and logo in the form, manner and logotype approved in writing by SuperGen, and SuperGen shall only use the AVI name and logo and the AVI Trademarks in the form, manner and logotype approved in writing by AVI. Except for the limited license granted in Article 14.2 above, nothing in this Agreement shall be construed as an assignment by AVI to SuperGen of any right, title or interest in or to the AVI name or logo or the AVI Trademarks, or an assignment by SuperGen to AVI of any right, title or interest in or to the SuperGen name or logo or the SuperGen Trademarks; it being understood that all right, title and interest (including the goodwill associated therewith) in and to the AVI name and logo and the AVI Trademark(s) is expressly reserved by AVI, and all right, title and interest (including the goodwill associated therewith) in and to the SuperGen name and logo and the SuperGen Trademarks is expressly reserved by SuperGen.

14.5   INJUNCTIVE RELIEF.

       Each Party acknowledges that a violation of this Article 14 would cause irreparable harm to the other Party for which no adequate remedy at law exists, and each Party therefore agrees that, in addition to any other remedies available, and notwithstanding any other provision in this Agreement, the aggrieved Party shall be entitled to injunctive relief to enforce the terms of this Article 14. If either Party prevails in any such action, it shall be entitled to recover all costs and expenses, including reasonable attorney's and other professional fees and expenses incurred because of any legal action arising in relation to this Article 14.

14.6   NOTIFICATION OF INFRINGEMENT AND ENFORCEMENT.

       Each Party shall notify the other Party of any infringement or misuse of SuperGen's and AVI's Trademark(s) of which such Party becomes aware. Each party shall be solely responsible to prosecute any infringement of the its Trademark(s).

ARTICLE 15: INDEMNIFICATION

15.1   INDEMNIFICATION BY AVI.

       Except as may be otherwise provided herein, AVI shall defend, indemnify and hold SuperGen, all of its directors, officers and employees, and SuperGen Sales Representatives (collectively the "SuperGen Indemnitees") harmless from and against all Losses incurred in connection with any Third Party suits, claims or causes of action arising out of or resulting from:

   (a) AVI's breach of any representation, warranty, covenant, or obligation provided for in this Agreement;

   (b) an infringement claim arising from SuperGen's use of the AVI name or logo or a AVI Trademark in connection with the promotion or sale of the Products, provided SuperGen's use is in compliance with the terms of this Agreement;

   (c) the negligence, recklessness or willful misconduct of AVI and its directors, officers or employees or AVI Sales Representatives;

   (d) any patent infringement claim arising from the manufacture, importation, use or sale of the Product;

   (e) any product liability claim arising from the development or manufacture of the Product.

15.2   INDEMNIFICATION BY SUPERGEN.

       Except as may be otherwise provided herein, SuperGen shall defend, indemnify and hold AVI, its directors, officers and employees, and AVI Sales Representatives (collectively the "AVI Indemnitees") harmless from and against all Losses incurred in connection with any Third Party suits, claims or causes of action arising out of or resulting from:

   (a) SuperGen's breach of any representation, warranty, covenant, or obligation provided for in this Agreement;

   (b) an infringement claim arising from AVI's use of the SuperGen name or logo in connection with the promotion or sale of the Product, provided AVI's use is in compliance with the terms of this Agreement;

   (c) the negligence, recklessness or willful misconduct of SuperGen, its directors, officers or employees or SuperGen Sales Representatives, including, but not limited to, product liability claims arising out of off-label promotions by SuperGen, its Affiliates, their directors, officers or employees, or SuperGen Sales Representatives; or

   (d) any patent infringement claim arising from SuperGen's or its Affiliates' or permitted sublicensee's utilization of process technology for the manufacture of the Product which has not been approved by AVI.

15.3   INDEMNIFICATION PROCEDURE.

       Any SuperGen Indemnitee or AVI Indemnitee, as the case may be, shall notify AVI or SuperGen (the "Indemnifying Party") promptly in writing of an indemnifiable claim or cause of action under Article 15.1 or 15.2 upon receiving notice or being informed of the existence thereof. The Indemnifying Party shall assume, at its cost and expense, the sole defense of such claim or cause of action through counsel selected by the Indemnifying Party and reasonably acceptable to the other Party. The Indemnifying Party shall maintain control of such defense, including any decision as to settlement; provided that:

   (a) the Indemnifying Party shall not enter into any binding settlement, consent to any judgment, or otherwise resolve any such claim or action pursuant to which the other Party would be obligated to take or refrain from taking any action (including but not limited to being enjoined from making, using, importing, selling or offering to sell the Product) or to make any payments or admissions, without the other Party's prior written consent; and

   (b) in the event that the Indemnifying Party does not diligently defend such claim or cause of action on a timely basis, then, without prejudice to any other rights and remedies available to the other Party under this Agreement, the other Party may take over such defense with counsel of its choosing at the Indemnifying Party's cost and expense.

   (c) The other Party may, at its option and expense, participate in the Indemnifying Party's defense, and if the other Party so participates, the Parties shall cooperate with one another in such defense. The Indemnifying Party shall bear the total costs of any court award or settlement of such claim or cause of action and all other costs, fees and expenses related to the resolution thereof (including reasonable attorney's and other professional fees and expenses except for attorneys' fees for which the other Party is responsible in the event that the other Party participates in the Indemnifying Party's defense of such claim or cause of action). The indemnification obligations herein shall apply on a first dollar basis without limitation or reduction due to any deductible or self-insured retention which AVI or SuperGen respectively may have under their respective insurance coverage.

15.4 PRODUCT LIABILITY. In the event of a product liability claim with respect to the Product which is not covered by the foregoing indemnity provisions in this Article 15, the Parties shall work together to resolve the claim. SuperGen shall maintain control of the defense of any such product liability claim with respect to the U.S. Territory.


ARTICLE 16: TERM AND TERMINATION

16.1   TERM.

   (a) The term of this Agreement shall commence on the Effective Date and, unless terminated sooner in accordance with this Article 16 the term of this Agreement, shall expire upon the earlier of (i) the date upon which a generic version of the Product is first sold in the U.S. by someone other than SuperGen or (ii) the date which is fifteen (15) years after the date of Regulatory Approval of the Product in the U.S., provided that the Parties may renew this Agreement for the U.S. for (i) further successive one (1) year periods, or (ii) further successive periods of time during which any applicable marketing exclusivity precludes the effective approval by the FDA of any product containing the Compound, upon written agreement made no later than thirty (30) days prior to the end of the original term and any succeeding extensions thereof.

16.2   TERMINATION FOR MATERIAL BREACH.

       Either party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon sixty (60) days' written notice in the event that the other party breaches a material provision of this Agreement and fails to cure such breach within sixty (60) days of notice of the breach.


16.3   TERMINATION FOR NON-APPROVAL OR LACK OF COMMERCIAL VIABILITY.

       Commencing after receiving the completed Phase III data, SuperGen may terminate this Agreement at any time, upon thirty (30) days written notice to AVI, if: (i) the product is not deemed by SuperGen to qualify for NDA acceptance, or (ii) SuperGen, in the exercise of its reasonable commercial judgment, has determined that the Product and/or the material terms and conditions of this Agreement are not commercially viable.

16.4 BANKRUPTCY OR INSOLVENCY. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, upon thirty (30) days' written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereinafter in effect (an "Insolvency Event"). However, in the event that AVI experiences an Insolvency Event and any trustee acting on behalf of AVI or its debtors rejects this Agreement, SuperGen shall have the right to elect to retain its rights under this Agreement upon written notification to said trustee of its intentions to do so. All rights and licenses granted hereunder are, for all purposes of this Agreement, licenses of rights to intellectual property and may not be terminated upon an Insolvency Event without the express agreement of the Party that is not insolvent. Notwithstanding anything to the contrary in this Agreement, in the event that AVI experiences an Insolvency Event and SuperGen does not elect to terminate this Agreement, then SuperGen shall automatically have the right to make, in its sole discretion, any decisions relating to the clinical development of the Product, regulatory strategies and tactics for the Product, and the marketing, promotion and sale of the Product which decisions were heretofore to be made either jointly by the Parties or solely by AVI under this Agreement.

16.5   SERIOUS EVENTS.

       Should there occur serious and unexpected events which, from a reasonable pharmaceutical company's point of view, would make it impossible or impracticable to pursue the commercialization of the Product, either Party may terminate this Agreement upon thirty (30) days' written notice.

16.6   CHANGE OF CONTROL OR OWNERSHIP.

       Either Party may terminate this Agreement upon thirty (30) days' written notice if the ownership or control of at least 50% of the assets or voting securities of the other Party are transferred and, in the non-changing Party's reasonable judgement, the other Party's new owner or controlling entity is a competitor of the non-changing Party in the field of oncology.

16.7   EFFECT OF TERMINATION.

   (a) If this Agreement is terminated under this Article 16, the termination Party shall have the right to terminate the Common Stock and Warrant Purchase Agreement, to the extent that there are any continuing obligations thereunder upon thirty (30) days written notice, in its sole discretion and in addition to any other rights and remedies which may be available at law or in equity or under the terms of the AVI-SuperGen Agreements set forth above.

   (b) PHASE-OUT PERIOD.

       Within thirty (30) days of the expiration or termination of this Agreement under this Article 15, SuperGen may continue to fill all outstanding orders for the Product and SuperGen shall refer any new orders for the Product to AVI. During the Phase-Out Period, SuperGen shall not be required to perform any Details for the Product and SuperGen shall receive its share of the U.S. Product Profits, unless SuperGen was terminated hereunder for its material breach of this Agreement. SuperGen shall promptly return all Promotional Materials and Sample Packs for the terminated Product to AVI and shall delete the Product from its catalogues and price lists as soon as reasonably practical. In the event of any problems relating to the Product or customer relations issue during the Phase-Out Period, SuperGen shall cooperate fully with AVI to ensure customer satisfaction and compliance with all applicable laws and regulations.


   (c) POST-TERMINATION ORDERS.

       After expiration or termination of this Agreement the placement of any order for Product by SuperGen to AVI, and the acceptance of any order from, or sale of any Product to SuperGen by AVI, shall not be construed as a renewal or extension of this Agreement nor as a waiver or reversal of termination of this Agreement.

16.8   SURVIVAL.

       Other than obligations which have accrued and are outstanding as of the date of any expiration or termination of this Agreement, all rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the termination or expiration of this Agreement; except for the following which shall survive according to their terms:

   (a) The limitations on liability of Article 12;

   (b) The confidentiality and nondisclosure obligations of Article 13;

   (c) The indemnification obligations of Article 15 with respect to claims that arise from events occurring prior to termination or expiration of the Agreement;

   (d) The effect of termination, survival, and nonexclusive rights and remedies clauses of Article 16.7, 16.8 and 16.9;

   (e) The insurance obligations of Article 18; and

   (f) The miscellaneous obligations of Article 20.

16.9   NONEXCLUSIVE RIGHTS AND REMEDIES.

       Except as otherwise set forth in this Agreement, all rights and remedies of the Parties provided under this Agreement are not exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.

16.10  CONDITIONS TO EFFECTIVENESS.

       The Effective Date shall be the date on which the following conditions have been satisfied, as confirmed by both Parties in writing:

   (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority that prohibits the execution, delivery or performance of any of the AVI-SuperGen Agreements, and no proceeding by any governmental or regulatory authority or instrumentality shall be pending or threatened, which seeks to prohibit or declare illegal the execution, delivery or performance of any of the AVI-SuperGen Agreements;

   (b) All corporate and other proceedings taken or to be taken in conjunction with the transactions in the AVI-SuperGen Agreements, and all documents incident thereto, shall be reasonably satisfactory in form and substance to SuperGen and to AVI, respectively;

   (c) AVI shall have obtained the consents and/or approvals identified in
       Article 11.2 and SuperGen shall have received from AVI a copy of the executed consents and/or approvals identified in Article 11.2 and a certificate signed by an appropriate officer of AVI as to AVI's compliance with the conditions set forth in this Article 16.10;

   (d) The representations and warranties of AVI contained herein and in the other AVI-SuperGen Agreements shall be true and correct at and as of the Effective Date as though restated on and as of the Effective Date; and

   (e) AVI shall have received from SuperGen a certificate signed by an appropriate officer as to SuperGen's compliance with this Article 16.10.

16.11 NON-FULFILLMENT OF CONDITIONS. The non-fulfillment of any of the conditions described in Article 16 above (whether or not the Effective Date occurs) shall not result in any liability to any Party unless such non-fulfillment is a result of a breach of this Agreement or any of the other AVI-SuperGen Agreements by such Party.

ARTICLE 17: TRANSFER OF TECHNOLOGY

17.1   TRANSFER BY AVI.

       Within thirty (30) days following the Effective Date and as far as it has not previously done so, AVI shall supply SuperGen with all AVI Technology necessary for the manufacture, use and sale of the Product in AVI's possession or control (including but not limited to technical information reasonably required by SuperGen for regulatory, marketing and sales purposes under this Agreement). With respect to any AVI Technology subsequently developed or obtained by AVI during the term of this Agreement, such disclosure will be made to SuperGen at least on a monthly basis or sooner, if practicable.

17.2 TECHNICAL ASSISTANCE. Solely for the purpose of enabling SuperGen to exercise its rights pursuant to Article 8.5 above, AVI shall, upon request by SuperGen, provide SuperGen with reasonable cooperation and assistance, consistent with the other provisions hereof, in connection with the transfer of AVI Technology. Such assistance may include, but is not limited to, development of the formulations of the Product; procurement of supplies and raw materials; initial development and production batch manufacturing runs; process, specification and analytical methodology design and improvement; and, in general, such other reasonable assistance as may contribute to the efficient application by SuperGen of the Product Technology. In this regard, AVI agrees to make appropriate employees of AVI reasonably available to assist SuperGen, and AVI agrees to provide reasonable numbers of appropriate SuperGen personnel with access during normal business hours to the appropriate personnel and operations of AVI for such periods of time as may be reasonable in order to familiarize SuperGen personnel with the AVI Technology as applied by AVI. At SuperGen's reasonable request, such assistance shall be furnished at SuperGen's or its subcontractors' or permitted sublicensees' facilities in the Territory, subject to a mutually agreed upon schedule. Such technical assistance shall include but not be limited to the following:

   (a) AVI shall: (i) provide SuperGen with a written right of reference to any and all Drug Master File(s) ("DMF") relating to the manufacture of the Compounds existing during the term of this Agreement; and (ii) reasonably cooperate with SuperGen in obtaining access to and letters of authorization to refer to the DMF's of AVI's subcontractors or Third Party manufacturer(s) which are, or will be, supplying any Compound or Product; and

   (b) Within forty five (45) days after the Effective Date, AVI shall provide SuperGen with copies of all documentation in AVI's possession or control, including all correspondence between AVI and its subcontractors and/or Third Party manufacturer(s), regarding the manufacture of the Compound and the Product which would be necessary or useful to assist SuperGen in the commercial production of the Compound or Product.

17.3   LANGUAGE OF DISCLOSURES.

       All disclosure pursuant to this Agreement will be in English.

ARTICLE 18: INSURANCE

Beginning on the Effective Date and until the date which is one day prior to the date of initial Launch, SuperGen and AVI shall maintain product liability insurance with an A.M. Best Company rating of at least A+ with a minimum annual amount of: (i) Five Million Dollars

($5,000,000) per occurrence, and (ii) Ten Million Dollars ($10,000,000) aggregate. Beginning on the date of initial Launch and for a period of five (5) years after termination of this Agreement, SuperGen shall maintain product liability insurance with an A.M. Best Company rating of at least A+, with minimum annual amounts per occurrence and in the aggregate which are adequate to SuperGen's reasonable satisfaction.

ARTICLE 19: FORCE MAJEURE

If any circumstance beyond the reasonable control of either Party occurs which delays or renders impossible the performance of certain of that Party's obligations under this Agreement on the dates herein provided ("Force Majeure"), such obligations shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than ten (10) business days after the occurrence of such event of Force Majeure, which notice shall reasonably attempt to identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Party who fails because of an event of Force Majeure to perform its obligations hereunder shall upon the cessation of the Force Majeure event take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of Force Majeure shall include, without limitation, war, revolution, invasion. insurrection, riots, mob violence, sabotage or other civil disorders, acts of God, limitations imposed by exchange control regulations or foreign investment regulations or similar regulations, laws, regulations or rules of any government or governmental agency, any inordinate and unanticipated delays in the regulatory review or governmental approval process that are within the sole control of such government or governmental agency, any delay or failure in manufacture, production or supply by Third Parties of any goods or services, any withdrawal or recall of a Product at the direction of any governmental authority and any failure of a computer system.


ARTICLE 20: MISCELLANEOUS

20.1   RELATIONSHIP OF THE PARTIES.

       Each of the Parties shall be furnishing its services hereunder as an independent contractor, and nothing herein shall create any association, partnership or joint venture between the Parties or any employer-employee or agency relationship. No agent, employee or servant of either Party shall be or shall be deemed to be the employee, agent or servant of the other Party, and each Party shall be solely and entirely responsible for its acts and the acts of its employees.

20.2   RELATIONSHIP WITH AFFILIATES.

       Unless the context otherwise indicates or as set forth in this Article 20.2, (i) any reference to a Party herein shall include the Affiliates of such Party, with the following exceptions: (A) the appointment of exclusive distributorship pursuant to Article 2.1; (B) the grant of license to sell the Product pursuant to Article 2.5; (C) the grant of right with respect to additional products pursuant to Article 2.6; and
       (D) the right with respect to patent prosecution and infringement pursuant to Article 9; and (ii) each Party may utilize the services of its Affiliates to perform services, activities and/or obligations permitted or required under this Agreement to the same extent as if such Affiliate were a Party to this Agreement; provided that any such services, activities or obligations under this Agreement permitted or required to be performed by such Party relating to the U.S. Territory will be performed only by such Party or a wholly-owned U.S. subsidiary of such Party. Any Affiliates so utilized shall be subject to all the terms and conditions applicable to such Party under this Agreement, including but not limited to provisions establishing standards for performance.

20.3   DISPUTE RESOLUTION.

       The Parties agree that any dispute that arises in connection with this Agreement shall first be presented to the respective presidents of AVI and SuperGen, or their designees, for resolution. If no resolution is reached, then such dispute shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described in Exhibit 2.

20.4 COUNTERPARTS. The Agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile. All counterparts shall collectively constitute one and the same Agreement.

20.5 NOTICES. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing, and sent by overnight express, facsimile or registered or certified mail (with return receipt requested) and shall be sent to the following address (or such other address as either Party may designate from time to time in writing):

IF TO SUPERGEN, INC
       SuperGen, Inc
       Two Annabel Lane, Suite 220
       San Ramon, CA 94583
       Telefax: (925) 327-7347
       Attention: Dr. Joseph Rubinfeld
       Chief Executive Officer and President

Copy to:
       Wilson Sonsini Goodrich & Rosati
       650 Page Mill Road
       Palo Alto, CA 94304-1050

IF TO AVI BIOPHARMA INC
       AVI BioPharma,Inc
       One SW Columbia, Suite 1105
       Portland OR 97258
       Telefax: (503) 227-0751
       Attention: Dr. Denis Burger
       President and Chief Executive Officer

Copy to:
       Ater Wynne LLC
       222 SW Columbia, #1700
       Portland, Oregon 97201
       Attention: Byron Milstead


20.6   BINDING EFFECT; ASSIGNMENT.

       This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided that no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, the assigning Party to which this Agreement pertains. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

20.7   ENTIRE AGREEMENT.

       The terms and conditions contained herein and in the other AVI-SuperGen Agreements constitute the entire agreement between the Parties relating to the subject matter of hereof and thereof and shall supersede all previous communications and/ or agreements between the Parties with respect to the subject matter hereof and thereof, respectively. Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement.

20.8   AMENDMENT.

       The Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.

20.9   SEVERABILITY.

       In case any one or more of the provisions contained herein shall, for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties.

20.10  COMPANY EMPLOYEES.

       Each Party shall not directly or indirectly solicit for employment, any employee of the other Party who has been directly involved in the performance of this Agreement during the term of this Agreement. It shall not be a violation of this provision if any employee responds to a Party's general advertisement of an open position.

20.11 PUBLICITY.

       Except as otherwise provided herein, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself and, without the prior written consent of both Parties, neither Party shall make any press release or other public announcement of or otherwise disclose to any Third Party this Agreement or any of its provisions or anything relating to the Compound, the Product or the Finished Product, except for: (i) for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to the Agreement, provided that such directors, officers, employees, accountants, attorneys, advisers, and agents are required to maintain the confidentiality of the Agreement to the same extent as if they were Parties hereto, (ii) such disclosures as may be required by applicable laws and regulations, in which case the disclosing Party shall provide the nondisclosing Party with at least five (5) business days prior written notice of such disclosure so that the nondisclosing Party shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any such required disclosure, the disclosing Party shall use reasonable efforts to obtain confidential treatment for such disclosure and/ or to prevent or modify such disclosure as may be requested by the nondisclosing Party (to the extent permitted by applicable law and regulation); and (iii) such disclosure as contained in the press releases mutually approved by the Parties immediately following the execution of this Agreement. Once published in a press release, either Party may mention the fact of this Agreement and previously disclosed details of this Agreement in further press releases without the prior written approval of the other Party.

20.12  APPLICABLE LAW.

       The Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the Party may be entitled.

20.13  HEADINGS.

       The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

20.14  INTERPRETATION.

   (a) Wherever any provision of this Agreement uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term "including" (or "includes").

   (b) Wherever any provision of this Agreement provides that a Party's consent shall not be unreasonably withheld, such provision shall be deemed to provide that such consent shall in addition not be unreasonably delayed.

   (c) The recitals set forth at the start of this Agreement, along with the Exhibits to this Agreement, and the terms and conditions incorporated in such recitals and Exhibits shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Exhibits and the terms and conditions incorporated in such recitals and Exhibits.

   (d) In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern.

   (e) Unless otherwise explicitly stated, in the event of any conflict between the terms of this Agreement and the terms and conditions of any of the Exhibits hereto, the terms of this Agreement shall prevail.

   (f) The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter.

   (g) Unless otherwise provided, all references to Sections, Articles and Exhibits this Agreement are to Sections, Articles and Exhibits of and to this Agreement.

20.15  NO WAIVER OF RIGHTS.

       No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.


AVI BIOPHARMA, INC.                          SUPERGEN, INC

By: /s/ Denis R. Burger                      By: /s/ Dr. Joseph Rubinfeld
    -----------------------------                -------------------------------

Name: Denis R. Burger, Ph.D.                 Name: Dr. Joseph Rubinfeld

Title: President, CEO                        Title: President, CEO

                                    EXHIBIT 1

                                     PATENTS

[LIST OF (i) LICENSED PATENTS, (ii) COUNTRIES IN WHICH LICENSED PATENTS TO BE PROSECUTED, AND (iii) ADDITIONAL INDICATIONS IN WHICH AVI IS TO COMMIT TO FILE ADDITIONAL PATENT APPLICATIONS, TO BE ATTACHED HERE.]

                                    EXHIBIT 2

                   DISPUTE RESOLUTION (SUPERGEN TO WRITE THIS)

                              [TO BE ATTACHED HERE]